Exhibit 99.1

EUCRATES BIOMEDICAL Acquisition Corp. Announces the Separate Trading of its ORDINARY SHARES and Redeemable Warrants

NEW YORK, NY, December 14, 2020 -- Eucrates Biomedical Acquisition Corp. (the “Company”), a special purpose acquisition company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses, today announced that holders of the units sold in the Company’s initial public offering of 10,000,000 units, may elect to separately trade the ordinary shares and redeemable warrants included in the units. Those units not separated will continue to trade on The Nasdaq Capital Market (“Nasdaq”) under the symbol “EUCRU,” and the ordinary shares and redeemable warrants that are separated will trade on the Nasdaq under the symbols “EUCR” and “EUCRW,” respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into ordinary shares and redeemable warrants.

The units were initially offered by the Company in an underwritten offering. Stifel and H.C. Wainwright & Co. acted as joint book-running managers for the offering.

A registration statement relating to the units and the underlying securities was declared effective by the Securities and Exchange Commission (the “SEC”) on October 23, 2020.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Eucrates Biomedical Acquisition Corp.

Eucrates Biomedical Acquisition Corp. is a special purpose acquisition company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an initial business combination target in any business or industry, it intends to focus on the biomedical and healthcare industry. The Company intends to target North American and European healthcare companies with the potential to drive transformational change through the convergence of biomedicine and data science. “Eucrates” is a portmanteau, formed by combining Euclid (the Father of Geometry) and Hippocrates (the Father of Medicine).

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements.” Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the Company’s initial public offering filed with the Securities and Exchange Commission (the “SEC”). Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

* Image in headline from an early copy edition of Euclid’s Elements by the 13th Century scholar and polymath Nasir al-Din al-Tusi (D.1274).

Contact:

Parag Saxena
CEO
parag@vedacap.com